EXHIBIT 10.5


                             DISTRIBUTION AGREEMENT





                                     BETWEEN


                           ATIO CORPORATION USA, INC.

                                       AND

                      ATIO CORPORATION INTERNATIONAL, INC.





                                NOVEMBER 14, 1997

         THIS AGREEMENT is made and entered into this 14 day of November, 1997, the effective date by and between Venturian Software Enterprises, Inc. ( a company which is changing its name to Atio Corporation USA, Inc. and will be referred to in this Agreement as "Atio USA"), with its principal place of business in Hopkins, Minnesota, and Atio Corporation International, Inc. ("DISTRIBUTOR"), with its principal place of business in Hopkins, Minnesota.

         WHEREAS, Atio USA is engaged in the marketing, maintenance and support of computer telephony products and related services, including, among others, the CyberCall Products (as hereinafter defined); and

         WHEREAS, DISTRIBUTOR proposes to engage in the marketing and distribution of the CyberCall Products to end users outside the United States, Canada, and Mexico ("North America") (the "Territory"); and

         WHEREAS, Atio USA and DISTRIBUTOR each desire that Atio USA grant to DISTRIBUTOR certain distribution rights with respect to the CyberCall Products, including the right to appoint dealers to market and distribute the same to end users subject to the limitations set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, promises and covenants contained herein, Atio USA and DISTRIBUTOR agree as follows:

1.       Products Covered by Agreement

         1.1 The products covered by this Agreement shall be those products listed in Schedule I of this Agreement and any new version, revision, update or upgrade thereof which is furnished to DISTRIBUTOR by Atio USA in accordance with paragraph 8.1(c) (collectively the CyberCall Products"); provided, however, that in its sole discretion, Atio USA may at any time:

              a. notify DISTRIBUTOR in writing of Atio USA's intention to add to the CyberCall Products any other software products which Atio USA then has the authority to market, together with the prices to be paid by DISTRIBUTOR with respect to such products, whereupon such additional software products shall become CyberCall Products covered by this Agreement unless DISTRIBUTOR, within thirty (30) days of receiving such notice, gives written notice to Atio USA that DISTRIBUTOR rejects the proposed additional products;

              b. upon at least thirty (30) days advance written notice to DISTRIBUTOR, eliminate a product from the CyberCall Products if and when Atio USA ceases to market such product to end users; or

              c. upon at least thirty (30) days advance written notice to DISTRIBUTOR, modify the specifications or substitute components of the CyberCall Products; provided that such modification or substitution does not materially diminish the functional capabilities of the CyberCall Products.

2.       Appointment of Distributor and Dealers

         2.1 Appointment of Distributor. Subject to the terms and conditions of this Agreement, Atio USA hereby appoints DISTRIBUTOR, and DISTRIBUTOR hereby agrees to become, a distributor of the CyberCall Products. Atio USA grants to DISTRIBUTOR, for the term of this Agreement, the exclusive right and license to purchase from Atio USA and resell licenses for use of the CyberCall Products within the Territory defined in this Agreement.

         2.2 Appointment of Dealers. Throughout the term of this Agreement, DISTRIBUTOR may appoint and authorize Dealers (including Value Added Resellers) to market and distribute the CyberCall Products and to purchase from DISTRIBUTOR and resell to end users the same Product Licenses as DISTRIBUTOR may purchase from Atio USA hereunder; provided that: a) any such dealer appointment must be pursuant to a written Dealer Agreement in a form approved in advance by Atio USA; which approval shall not be unreasonably withheld; b) DISTRIBUTOR shall not authorize any third party to market or distribute the CyberCall Products or sell licenses for the use thereof without the advance written approval of Atio USA, which approval shall not be unreasonably withheld, unless such authorization terminates on or before the effective date of termination of this Agreement; and
c) if, with Atio USA's advance written approval, which approval shall not be unreasonably withheld, DISTRIBUTOR enters into any agreement with any third party authorizing such third party to engage in any such activities beyond the effective date of termination of this Agreement, DISTRIBUTOR will assign all of its rights under such agreement to Atio USA concurrently with the termination of this Agreement.

3.       Geographic Scope

         3.1 Geographic Scope. Atio USA hereby appoints DISTRIBUTOR as the exclusive distributor of the CyberCall Products outside North America ("the Territory") during the term of this Agreement. As such, DISTRIBUTOR may, directly and through its Dealers, distribute the CyberCall Products to end users for installation and use at sites located anywhere within the Territory. Atio USA will not distribute the CyberCall Products for installation and use within the Territory during the term of this Agreement except through DISTRIBUTOR. DISTRIBUTOR will not market or distribute the CyberCall Products or sell licenses for their installation or use outside the Territory, nor will DISTRIBUTOR authorize any other person or party to engage in any such activities outside the Territory. Distributor represents and warrants that, as of the Effective Date of this Agreement, it has not granted to any third party any right to engage in any such activities outside or within the Territory except for those parties identified in Schedule IV.

         3.2 Atio USA may license certain technology related to the CyberCall Products to equipment manufacturers or software producers located in North America who export their products to the Territory and that desire to make their products compliant with the functional and operational specifications of the CyberCall Products. In no event will any such license arrangement be deemed a sale or distribution of the CyberCall Products for purposes of paragraph 3.1 above, even if the rights granted to such persons include the right to market, distribute and sell licenses for use of the CyberCall Products on an OEM or VAR basis, provided, however, that Atio USA agrees to facilitate DISTRIBUTOR's partnering with such persons in the Territory.

4.       Marketing and End User Support by Distributor

         4.1 DISTRIBUTOR'S Obligations. Throughout the term of this Agreement, DISTRIBUTOR will:

              a. employ reasonable resources and efforts to market and support the CyberCall Products so as to promote the sales of licenses for the use of the CyberCall Products within the Territory;

              b. offer to all end user customers who purchase licenses for use of the CyberCall Products from DISTRIBUTOR or its Dealers an opportunity to purchase annual maintenance agreements with respect thereto on such specific terms and at such prices as DISTRIBUTOR and its Dealers are able to negotiate with them. DISTRIBUTOR will promptly notify Atio USA of each end user customer that purchases or renews such an annual maintenance agreement. With each such notice, DISTRIBUTOR will submit to Atio USA an order for maintenance which identifies the end user customer, states the number of seats authorized by the applicable license, and specifies the beginning and end dates of the annual maintenance period. DISTRIBUTOR will furnish to all such end users who are covered by active annual maintenance agreements all new versions, revisions, updates or upgrades of the CyberCall Products and the benefit of problem resolution services that Atio USA furnishes to DISTRIBUTOR pursuant to paragraph 8.1(d);

              c. through its field sales and support offices, provide to all end user customers who purchase maintenance agreements from DISTRIBUTOR or one of its Dealers, at such prices and on such terms as DISTRIBUTOR may negotiate with its customers, first level support with respect to the CyberCall Products. As used herein, "first level support" means telephone support with respect to failure of the CyberCall Products to perform as described in the user documentation;

              d. through its primary technical support center, provide to all end user customers who purchase maintenance agreements from DISTRIBUTOR or one of its Dealers, at such prices and on such terms as DISTRIBUTOR may negotiate with its customers, second level support with respect to the CyberCall Products. As used herein, "second level support" means technical and user level support with respect to failures of the CyberCall Products to perform as described in the user documentation;

              e. refer to Atio USA all failures of the CyberCall Products to perform as described in the user documentation that are not resolved by DISTRIBUTOR'S first and second level support efforts. Only DISTRIBUTOR'S integration team personnel may contact Atio USA for such assistance;

              f. with respect to each CyberCall Product license sold by DISTRIBUTOR or one of its Dealers to an end user customer, DISTRIBUTOR will pay to Atio USA, annually in advance for each year in which such end user purchases or renews a maintenance agreement from DISTRIBUTOR with respect thereto, fifty percent (50%) of the Atio USA Manufacturer's Suggested Retail Price for the CyberCall Product annual end user maintenance fee ("MSRP") in effect at the commencement of the annual maintenance period (or at that price or percentage of MSRP as mutually agreed to by the parties on a country by country basis);

              g. provide regular, not more than monthly, information on sales activities and product problem identification (including any solutions to such problems developed by DISTRIBUTOR) concerning the CyberCall Product within the Territory. This may be a by product of any communications and support system that will be established between the parties;

              h. provide monthly forecasts of sales of CyberCall Product licenses by the Distributor and its Dealers, rolling forward for at least twelve months;

              i. provide ongoing information to Atio USA regarding market potential by market segment, strategy, tactics, region and target accounts and discuss such information with Atio USA at least once in each calendar quarter (as used in this Agreement, "calendar quarter" means January 1 March 31, April 1
- June 30, July 1 - September 30, and October 1 - December 31);

              j. comply with all applicable treaties, conventions, and governmental laws, rules and regulations, both domestic and foreign, which bear upon any action taken under or pursuant to this Agreement;

              k. refrain during the term of this Agreement from marketing, distributing or selling any other product which is competitive with any of the CyberCall Products;

              l. at its own expense, prepare such versions of the CyberCall Products and pertinent documentation in languages other than English as may be appropriate for marketing the same in particular locations throughout the Territory. Atio USA hereby grants to DISTRIBUTOR the rights and license necessary to engage in such activities, and, upon reimbursement to DISTRIBUTOR of the expenses for preparing such versions, DISTRIBUTOR shall assign, transfer and convey to Atio USA all right, title and interest, including copyright ownership, of all such versions of the CyberCall Products and related documentation prepared by or for DISTRIBUTOR; and

              m. throughout the term of this Agreement, DISTRIBUTOR shall, and shall require its Dealers to, refer exclusively to Atio USA any potential dealers or end user customers outside the Territory from whom DISTRIBUTOR or any of its Dealers receives inquiries concerning any of the CyberCall Products.

5.       Purchase and Sale of Product Licenses

         5.1 Purchase and Sale of Product Licenses. Throughout the term of this Agreement, DISTRIBUTOR shall purchase from Atio USA, and Atio USA shall sell to DISTRIBUTOR, such licenses for use of the CyberCall Products as DISTRIBUTOR shall order from time to time from Atio USA; provided, however, that each order submitted by DISTRIBUTOR shall set forth the name and address of the end user customer and any other information that appears in purchase order forms, which shall not contain any terms or conditions in addition to or contrary to the terms of this Agreement, furnished by Atio USA, shall set forth the number of seats for which the license is ordered, shall be subject to acceptance by Atio USA and shall be governed by the terms and conditions of this Agreement. Any other information that appears in the purchase order form shall be considered void unless agreed to in writing by Distributor. Any purchase order not accepted by Atio USA within thirty (30) days from date of submission will be deemed rejected. Distributor may cancel at any time any purchase order prior to the date of shipment set forth in the purchase order. No additional or inconsistent terms of any purchase order submitted by DISTRIBUTOR shall be binding unless specifically agreed to in writing by Atio USA. Each such license shall be accompanied by one copy of the CyberCall Products and related user documentation and shall specify the number of seats for which it may be used..

         5.2 Requirement of Signed End User License Agreement. DISTRIBUTOR shall not release a copy of any CyberCall Product to any third party except for end users who have first entered into a license agreement with Atio USA for the use thereof. Any such license agreement with Atio USA shall be substantially in the form attached hereto as Schedule III or such other form as may be furnished by Atio USA or by DISTRIBUTOR with written approval by Atio USA, which approval shall not be unreasonably withheld, and must be signed by a duly authorized representative of the end user customer. It shall be adequate if the customer's signed agreement to be bound by the terms and conditions of the Atio USA license is set forth in a contract with DISTRIBUTOR to which the Atio USA license is attached as an exhibit.

6.       Trial and Test Site Licenses

         6.1 During the term of this Agreement, Atio USA will, at the request of DISTRIBUTOR, grant limited trial or test site licenses for the use of the CyberCall Products to prospective end user customers of DISTRIBUTOR or its Dealers. Each such license: a) will be in writing and signed by a duly authorized representative of the prospective customer; b) will be limited in duration to a period not exceeding thirty (30) days; c) will restrict the use of the CyberCall Products to trial and testing purposes only; and d) will require that, at the end of the trial or test period, the end user will either: (i) enter into a fee bearing license for use of the CyberCall Products; or (ii) return or destroy all copies of the CyberCall Products

7.       Training of Distributor' Dealers

         7.1 Training of DISTRIBUTOR's Dealers. DISTRIBUTOR will provide all necessary training to its Dealers.

8.       Product Support, Consultation and Updates

         8.1 Support, Consultation and Updates. Throughout the term of this Agreement, Atio USA will:

              a. consider business proposals from DISTRIBUTOR for participation in shared promotional activities within the Territory, including press relations, exhibitions, seminars, and strategic advertising. Where this activity produces inquiries and opportunities within the Territory, Atio USA will pass these for immediate follow up to DISTRIBUTOR. Where this activity produces inquiries and opportunities outside the Territory, DISTRIBUTOR will pass these for immediate follow up to Atio USA;

              b. for a period of thirty (30) days following delivery of the CyberCall Products to each end user customer who purchases a license for use of the same from DISTRIBUTOR or one of its Dealers, and for as long thereafter as such end user customer purchases annual maintenance with respect thereto, furnish DISTRIBUTOR with such telephone support as DISTRIBUTOR may request with respect to failures of the CyberCall Products to perform for such end user customer as described in the user documentation. DISTRIBUTOR will pay all long distance telephone charges associated with such support;

              c. promptly furnish DISTRIBUTOR, for distribution to end user customers who are entitled thereto under existing warranty or maintenance agreements, such new versions, revisions, updates or upgrades of the CyberCall Products and problem resolution services as Atio USA provides generally to end users of the CyberCall Products who subscribe for CyberCall Product maintenance agreements with Atio USA or who are entitled thereto under warranty; and

              d. throughout the term of this Agreement, Atio USA shall refer exclusively to DISTRIBUTOR any potential dealers or end user customers located inside the Territory from whom Atio USA receives inquiries concerning any of the CyberCall Products.

9.       Shipment and Delivery

         9.1 Shipment, Delivery, Title and Risk of Loss. All CyberCall Products will be delivered to DISTRIBUTOR F.O.B. (as such term is defined in Publication No. 460 of the International Chamber of Commerce) . Atio USA's shipping point, freight, shipping and insurance charges prepaid, and delivery to DISTRIBUTOR will be deemed to occur upon delivery to the common carrier. In the absence of a specific, written request from DISTRIBUTOR, Atio USA will select the common carrier and the method of shipment. DISTRIBUTOR will pay (or reimburse Atio USA for) all freight, shipping and insurance costs associated with delivery of products to DISTRIBUTOR. Title to and ownership of all tangible items, and risk of loss of or damage to products in shipping, shall pass to DISTRIBUTOR upon delivery to the common carrier.

10.      Pricing, Invoicing and Payment

         10.1 Prices. For each CyberCall Product license purchased by DISTRIBUTOR from Atio USA during the first twelve months of this Agreement, DISTRIBUTOR will pay to Atio USA the amount specified in Schedule II or a mutually agreed to price for the number of seats for which the license is purchased. For each CyberCall Product license purchased by DISTRIBUTOR from Atio USA after the first twelve months of this Agreement,

DISTRIBUTOR will pay to Atio USA the most favorable price concurrently granted by Atio USA to any distributor of the CyberCall Products.

         10.2 Dealer Kits. For a period of ninety days following the effective date of this Agreement, DISTRIBUTOR may purchase an unlimited number of Dealer Kits from Atio USA at Atio USA's cost of producing such Dealer Kits. Each Dealer Kit shall include a five seat license for use of the CyberCall Products by DISTRIBUTOR or one of its Dealers for non-production marketing or promotion of the CyberCall Products or for training. Dealer Kits shall only be sold by the Distributor to Dealers who desire to use the CyberCall Products for marketing, promotion or training purposes at more than one location and may not otherwise be resold by DISTRIBUTOR or its Dealers.

         10.3 Suggested Prices for Reference Only. Atio USA's suggested end user prices are used herein solely as a reference point and for the convenience of the parties. DISTRIBUTOR and its Dealers shall be free to set their own prices for the CyberCall Products, and Atio USA shall not restrict the freedom of DISTRIBUTOR or its Dealers to set their own prices for any products or services they sell. DISTRIBUTOR and its Dealers shall each be free to publicize and advertise its chosen resale pricing for the CyberCall Products. DISTRIBUTOR will keep Atio USA's discount schedules in strict confidence and will not disclose the same to any Dealer, end user or other third party.

         10.4 Sales Taxes. DISTRIBUTOR will pay or reimburse Atio USA for any sales, use, excise or other taxes or other governmental charges which Atio USA is required to pay or collect by virtue of the payment of royalties or other amounts under this Agreement, exclusive of taxes upon the income of Atio USA.

         10.5 Invoicing. Upon shipment of any CyberCall Product ordered by DISTRIBUTOR, Atio USA shall invoice DISTRIBUTOR for each unit of product shipped, including the price to be paid by DISTRIBUTOR therefor, and also any applicable taxes, shipping and insurance charges pertaining thereto which DISTRIBUTOR owes to Atio USA. .. Upon receipt of notice that an end user customer of DISTRIBUTOR or of one of its Dealers has purchased or renewed annual maintenance for the CyberCall Products and an accompanying order for maintenance, Atio USA will invoice DISTRIBUTOR for the amount due to Atio USA with respect thereto. Atio USA will invoice DISTRIBUTOR for other charges permitted under this Agreement at or about the times such charges are incurred.

         10.6 Payment. Payment terms of all invoices issued by Atio USA to DISTRIBUTOR are net sixty (60) days from date of invoice. Any amount not paid when due will accrue a finance charge at the rate of one and one-half percent (1-1/2%) per month or the highest rate permitted by law, whichever is less, until fully paid. In the event that DISTRIBUTOR fails to pay any Atio USA invoice when due, Atio USA will have the right to require prepayment or other payment arrangements satisfactory to Atio USA as a condition of any future deliveries of products or services to DISTRIBUTOR. All payments shall be made in United States Dollars, free of any withholding tax and free of any currency controls or other restrictions.

11.      Distributor's Minimum Performance Objectives

         11.1 Notwithstanding anything to the contrary in this Agreement, in no event shall DISTRIBUTOR be required to purchase any specific amount of products and/or services under this Agreement.

12.      Reports, Records and Audits

         12.1 Records and Audits. Throughout the term of this Agreement and for a period of four years thereafter, DISTRIBUTOR will keep complete and accurate written books, accounts and records of such information as may be necessary to determine its compliance with the terms and conditions of this Agreement. DISTRIBUTOR will allow an independent certified public accountant serving as Atio USA's agent, upon thirty days advance written notice, and only once per calendar year unless substantial non-compliance by DISTRIBUTOR is discovered, to inspect, audit and analyze the books, records, documents and accounting procedures and practices of DISTRIBUTOR relevant to this Agreement. Any such auditor shall agree in advance to treat such information in the manner required by paragraph 12.2. Any such inspection, audit and analysis shall be conducted during normal business hours at the place(s) where such books, accounts and records are normally maintained. Atio USA shall bear its own costs associated with any such inspection, audit and analysis. Upon completion of any such audit, the auditor shall render a written report stating whether or not DISTRIBUTOR appears to be in compliance with this Agreement.

         12.2 Confidential Treatment. Information furnished or otherwise made available to the auditor pursuant to this section 12 will be held in confidence by the auditor, will be used by the auditor solely for the purpose of verifying compliance with this Agreement and rendering a summary report as specified in paragraph 12.1, will not be disclosed by the auditor to any person or party other than Atio USA and the DISTRIBUTOR, and will not be disclosed to Atio USA unless it is the auditor's opinion that DISTRIBUTOR is not in substantial compliance with this Agreement, in which case the auditor may disclose to Atio USA and DISTRIBUTOR only information concerning the claimed noncompliance. Once the information has been disclosed to

Atio USA, the parties will confer with respect to the claimed noncompliance to determine mutually whether DISTRIBUTOR is in substantial compliance with this Agreement.

13.      Trademarks, Trade Names and Promotional Materials

         13.1 Atio USA Name and Trademarks. Throughout the term of this Agreement, DISTRIBUTOR and its Dealers shall market the CyberCall Products only under the trademark "CYBERCALL" or such trademarks and trade names as Atio USA shall designate. The name Atio USA and the trademark CYBERCALL are and shall remain the exclusive property of Atio USA . This Agreement conveys no rights in Atio USA's name or trademarks to DISTRIBUTOR, and neither DISTRIBUTOR nor its Dealers shall use Atio USA's name or trademarks except, in accordance with proper trademark usage, for the purpose of marketing and distributing the CyberCall Products.

         13.2 DISTRIBUTOR Name and Trademarks. This Agreement conveys no rights in DISTRIBUTOR'S name or trademarks to Atio USA. Atio USA shall neither have nor claim any right, title or interest in DISTRIBUTOR'S name or any DISTRIBUTOR trade name, trademarks or service marks.

         13.3 Promotional and Advertising Materials. To the extent DISTRIBUTOR so desires, Atio USA will furnish DISTRIBUTOR with copies of advertising, marketing and related literature and materials produced by Atio USA, in return for which DISTRIBUTOR will pay Atio USA an amount equal to Atio USA's actual cost of producing copies furnished to DISTRIBUTOR, plus shipping and related costs. DISTRIBUTOR may, at its own expense, produce advertising, marketing and related literature and materials pertaining to the CyberCall Products for the purposes of advertising and marketing the CyberCall Products, provided that DISTRIBUTOR and its Dealers make no unauthorized use of Atio USA's name or trademarks.

DISTRIBUTOR will not make any claims or representations or give any warranties or guaranties regarding the CyberCall Products that are inconsistent with, or in addition to, those made by Atio USA, except at its own risk and liability.

14.      Atio USA Warranties and Warranty Disclaimer

         14.1 General. Atio USA represents and warrants that, as of the effective date of this Agreement: and throughout the Term of this Agreement i) Atio USA has the lawful authority to enter into this Agreement and perform all of its duties and obligations contained herein including compliance with all representations; ii) Atio USA is free of any obligation or restriction that would prevent it from entering into or performing all of its duties and obligations under this Agreement; and iii) ATIO USA has sufficient right, title and interest in the CyberCall Products to grant the rights contained herein to DISTRIBUTOR or any Dealer; .. Atio USA will not during the term of this Agreement enter into any other agreement, grant any license, undertake any obligation or commit any act which would prevent its performance or limit the rights of DISTRIBUTOR hereunder. Atio USA hereby passes through to DISTRIBUTOR, its Dealers and customers the benefit of all warranties, indemnities and related undertakings that appear for their benefit in Atio USA's agreement(s) with its supplier(s). Upon execution of this Agreement, Atio USA will provide DISTRIBUTOR with a copy of the pertinent sections of such agreement(s).

         14.2 CYBERCALL PRODUCT WARRANTY DISCLAIMER. ALL CYBERCALL PRODUCTS ARE FURNISHED BY ATIO USA AND ACCEPTED BY DISTRIBUTOR "AS IS," WITHOUT ANY WARRANTY WHATSOEVER EXCEPT FOR SUCH WARRANTIES CONTAINED IN SECTION 14.1 ABOVE AND ANY OTHER WARRANTIES, IF ANY, AS DISTRIBUTOR, ITS DEALERS OR END USERS MAY RECEIVE, BY OPERATION OF

LAW OR OTHERWISE, FROM A THIRD PARTY MANUFACTURER OR THIRD PARTY LICENSOR OF SUCH PRODUCTS. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ARE SPECIFICALLY EXCLUDED AND DISCLAIMED BY ATIO USA. ATIO USA DOES NOT WARRANT THAT THE CYBERCALL PRODUCTS OR THE ASSOCIATED USER DOCUMENTATION WILL MEET DISTRIBUTOR'S, A DEALER'S OR ANY END USER'S REQUIREMENTS OR THAT THE OPERATION OF LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT AS EXPRESSLY PROVIDED IN SUCH WARRANTIES, IF ANY, AS DISTRIBUTOR, ITS DEALERS OR END USERS MAY RECEIVE FROM THIRD PARTY MANUFACTURERS OR LICENSORS, THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF PRODUCTS FURNISHED BY ATIO USA IS WITH THE USER.

15.      LIMITATION OF ATIO USA LIABILITY

         15.1 LIMITATION OF ATIO USA LIABILITY. IN NO EVENT WILL ATIO USA BE LIABLE TO DISTRIBUTOR, ANY DEALER OR END USER, OR ANY OTHER PERSON FOR ANY LOST PROFITS, LOST SAVINGS, LOST DATA, OR OTHER SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED BY ATIO USA UNDER THIS AGREEMENT OR THE USE THEREOF, EVEN IF ATIO USA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND THE AGGREGATE LIABILITY OF ATIO USA UPON ANY CLAIMS HOWSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCTS OR SERVICES FURNISHED OR TO BE FURNISHED BY ATIO USA

UNDER THIS AGREEMENT WILL IN ANY EVENT BE ABSOLUTELY LIMITED TO THE AMOUNT PAID TO ATIO USA UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL OPERATE TO RELIEVE ATIO USA FROM LIABILITY FOR THE INDEMNIFICATION CONTAINED IN SECTION 17, ITS OWN GROSSLY NEGLIGENT, WILLFUL OR WANTON RECKLESSNESS OR INTENTIONAL TORTS, INCLUDING DAMAGES TO PROPERTY OR INJURY OR DEATH TO PERSONS.

16.      Distributor Warranties

         16.1 DISTRIBUTOR represents and warrants that, as of the effective date of this Agreement, it has the lawful authority to enter into this Agreement and is free of any obligation or restriction that would prevent it from entering into or performing under this Agreement. DISTRIBUTOR will not during the term of this Agreement enter into any other agreement, grant any license, undertake any obligation or commit any act which would prevent its performance or limit the rights of Atio USA hereunder.

17.      Indemnification

         17.1 DISTRIBUTOR will indemnify and hold Atio USA harmless from and against any and all claims, liability, costs and expenses (including reasonable attorneys' fees) arising out of (a) the improper installation, support or maintenance of the CyberCall Products by DISTRIBUTOR or its Dealers (except for improper installation, support or maintenance made in reliance upon information, advice or instructions received from Atio USA in writing, including CyberCall Product documentation, specifications or training), (b) any misrepresentations by DISTRIBUTOR or its Dealers in respect of the CyberCall Products (except for misrepresentations made in reliance upon information, advice or instructions received from Atio

USA in writing, including CyberCall Product documentation, specifications, or training)), or (c) any grossly negligent, wrongful or intentional acts or omissions on the part of DISTRIBUTOR or its Dealers which give rise to claims against Atio USA by third parties. EXCEPT FOR THE FOREGOING, IN NO EVENT WILL DISTRIBUTOR BE LIABLE TO ATIO USA FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL OPERATE TO RELIEVE DISTRIBUTOR FROM LIABILITY FOR THE INDEMNIFICATION CONTAINED IN THIS
SECTION 17 OR ITS OWN NEGLIGENT, WILLFUL OR WANTON RECKLESSNESS OR INTENTIONAL TORTS, INCLUDING DAMAGES TO PROPERTY OR INJURY OR DEATH TO PERSONS.

         17.2 Atio USA will indemnify and hold DISTRIBUTOR harmless from and against any and all claims, liabilities, costs and expenses (including reasonable attorney's fees) arising out of Atio USA's grossly negligent, wrongful or intentional acts or omissions which give rise to claims against DISTRIBUTOR by third parties.

         7.3 Regarding any claim or action brought against the DISTRIBUTOR, its parent or their subsidiaries or affiliates by any person or entity, based on or in connection with a claim that the CyberCall Product or the DISTRIBUTOR's use of, possession of or dealings with the CyberCall Product infringes a title, non-disclosure agreement, patent, copyright trademark, trade secret, intellectual property or any other proprietary right, Atio USA shall defend such claim or action (including appeals) at its expense and shall pay (when due) all costs, attorney(s) fees, damages, settlements and other amounts awarded or agreed to in connection with any such claim or action. If the DISTRIBUTOR is enjoined, precluded or advised by its counsel or Atio USA to refrain from using the CyberCall Product because of any such infringement or any infringement claim or allegation, Atio USA shall immediately, according to mutually acceptable terms, and at Atio USA's expense, either: a) procure for the DISTRIBUTOR the right to continue using the CyberCall Product; b) after notification to the DISTRIBUTOR, replace or modify same so that it becomes non-infringing, providing that, in the DISTRIBUTOR's opinion, the replacement or modification will not materially and adversely affect the performance of the CyberCall Product or significantly lessen in any the utility of the CyberCall Product to the DISTRIBUTOR or c) after demonstrating to the DISTRIBUTOR the failure of good faith effort to achieve either of the above two options, accept return of the CyberCall Product at Atio USA's expense and refund that portion of the license fees based on a five (5) year straight-line amortization. The provisions of this paragraph shall apply notwithstanding and unlimited by any other provision(s) in this Agreement and shall survive this Agreement.

18.      NOTICES

         18.1 Any notice hereunder shall be deemed given when personally delivered in writing, when dispatched via overnight courier or when mailed as described below and shall be deemed received when personally delivered in writing or twenty four (24) hours after being sent via overnight express courier, properly addressed to the party to whom it is intended at the address set forth below or at such other address of which notice is given in accordance herewith:

         If to Atio USA:                    Atio Corporation USA, Inc.
                                            11111 Excelsior Boulevard
                                            Hopkins, MN  55343
                                            Attention:  Gary B. Rappaport

                with a copy to:             Leonard, Street and Deinard
                                            Suite 2300

                                            150 South Fifth Street
                                            Minneapolis, MN  55402
                                            Attention:  Morris M. Sherman

         If to DISTRIBUTOR:                 ATIO Corporation International, Inc.
                                            11111 Excelsior Boulevard
                                            Hopkins, MN  55343
                                            Attention:  Willem Ellis

                with a copy to:             McDermott, Will & Emery
                                            227 West Monroe Street, Suite 310
                                            Chicago, IL  60606-5096
                                            Attention:  Stuart M. Berkson, P.C.

19.      TERM

         19.1 Term. This Agreement is effective as of the date first above written and shall continue in force and effect for an Initial Term of five (5) years or until that earlier date on which the Technology License and Transfer Agreement between the parties of even date herewith (the "Technology Agreement") is terminated because the AtioCALL Product Rights (as such term is defined in the Technology Agreement) have reverted to Atio in accordance with paragraph 5 of the Technology Agreement. This Agreement may be renewed for additional terms upon the mutual agreement of the parties.

         19.2 Licenses and Royalty Obligations. All Product Licenses granted to end users pursuant to this Agreement, and all obligations of end users and Atio USA thereunder, shall survive any termination of this Agreement.

         19.3 Upon the termination of this agreement:

              a. Except as permitted in paragraph 19.3(c), DISTRIBUTOR shall, and shall require its Dealers to, cease to promote, market or advertise the CyberCall Products;

              b. All amounts due from either party to the other shall be immediately due and payable;

              c. DISTRIBUTOR and its Dealers may retain and continue to purchase and distribute the CyberCall Products and related documentation as necessary to fulfill contracts existing and bids outstanding on the effective date of termination.

              d. DISTRIBUTOR shall, and shall require its Dealers to, promptly destroy all copies in their possession of the CyberCall Products, related documentation and marketing materials, except for those things which the DISTRIBUTOR and its Dealers are permitted to retain under section 19.3(c).

         19.4 Termination of this Agreement shall not affect the rights of any end user to which a license for use of the CyberCall Products is granted under this Agreement.

         19.5 Rights and Obligations Surviving Termination. The termination of this Agreement for any reason shall not affect the rights and obligations of the parties under sections 12-26 or any other obligation or liability which either party has to the other under this Agreement and which, by its nature, would be expected to survive termination. All causes of action accruing prior to the termination of this Agreement shall similarly survive termination unless otherwise barred by applicable statutes of limitations.

20.      Relationship Of The Parties

         20.1 Nothing in this Agreement shall be construed as creating any joint venture, partnership or agency relationship between the parties for any purpose whatsoever or as constituting either party as the legal representative of the other, and neither party shall have the right or the authority to assume, create or incur any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other.

21.      Force Majeure

         21.1 Except as otherwise specifically provided in this Agreement, neither Atio USA nor DISTRIBUTOR shall be liable for any delay or failure in performing any obligation under this Agreement due to any cause beyond its reasonable control.

22.      Non-Waiver

         22.1 The failure by either party at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or in equity, or to exercise any option herein provided, shall not constitute a waiver of such provision, right, remedy or option or in any way affect the validity of this Agreement. The waiver of any default by either party shall not be deemed a continuing waiver, but shall apply solely to the instance to which such waiver is directed.

23.      Assignment and Binding Effect

         23.1 Assignment. Neither Atio USA nor DISTRIBUTOR may assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, except that either party may without such consent assign this Agreement in its entirety to a successor pursuant to a corporate reorganization, merger, or sale of substantially all of that party's assets.

         23.2 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of Atio USA and DISTRIBUTOR and their respective successors and permitted assigns.

24.      Confidentiality Of Agreement

         24.1 Each of the parties will treat the terms and conditions of this Agreement as confidential, and neither of the parties will disclose any of the terms or conditions hereof to any other person or party except as necessary to protect or enforce its rights hereunder or as may be reasonably necessary for financial or regulatory reporting purposes as required by law or pursuant to compulsory process.

25.      Export Control and Legal Compliance.

         25.1 Registration. If any approval with respect to this Agreement, or the registration thereof, shall be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in the Territory, or with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of United States dollars pursuant to Section 10 hereof, DISTRIBUTOR shall immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith shall be for the account of DISTRIBUTOR. DISTRIBUTOR shall keep Atio USA currently informed of its efforts in this connection. Atio USA shall be under no obligation to ship CyberCall Products to DISTRIBUTOR hereunder until DISTRIBUTOR has provided Atio USA with satisfactory evidence that such approval or registration is not required or that it has been obtained.

         25.2 Export Compliance. Atio USA and DISTRIBUTOR shall comply with all applicable laws including, without limitation, the export control law of the United States of America and prevailing regulations which may be issued from time to time by the United States Department of Commerce, the Office of Munitions Control, the United States Department of State, and any other export control regulations of the United States of America and those countries involved in transactions concerning the exporting, importing, and reexporting of CyberCall Products purchased or licensed in accordance with this Agreement. DISTRIBUTOR shall also comply with the United States Foreign Corrupt Practices Act and shall indemnify Atio

USA from any failure to comply or violation of such act by DISTRIBUTOR. The provisions of this section shall survive any termination of this Agreement.

         25.3 Export Licensing. Atio USA hereby agrees that it shall obtain any necessary export license or other such similar necessary documentation prior to exportation of any products or technical data acquired by DISTRIBUTOR from Atio USA under this Agreement. DISTRIBUTOR shall not sell, export, reexport, transfer, divert, or otherwise dispose of any such product or technical data, directly or indirectly, to any person or firm, or country or countries prohibited by the laws or regulations of the United States of America, or by the laws of DISTRIBUTOR's country. Further, DISTRIBUTOR shall notify any person obtaining such products or technical data from DISTRIBUTOR of the need to comply with such laws and regulations.

         25.4 Software Registration. With regard to Software provided under this Agreement, DISTRIBUTOR agrees to comply with any import regulations and registration requirements applicable in the country in which such Software is distributed by DISTRIBUTOR.

26.      Choice of Law, Construction, and Dispute Resolution.

         a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the state of New York applicable to contracts made and to be performed therein. The parties hereby agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods. Every provision of this Agreement shall be construed, to the extent possible, so as to be valid and enforceable. If any provision of this Agreement so construed is determined to be invalid, illegal, or otherwise unenforceable, such provision shall be deemed severed from this Agreement, and all other provisions shall remain in full force and effect.

         b. Arbitration; Legal Proceedings.

              i. The parties shall attempt in good faith to resolve any dispute arising out of or relating in any manner to this Agreement, the breach, termination or validity thereof or the transactions contemplated herein (including, without limitation, any claim for indemnification pursuant to section 17 hereof and any statutory or common law claim) promptly by negotiation between a representative of the DISTRIBUTOR and a representative of Atio USA, each of whom has authority to settle the controversy. Either Atio USA or DISTRIBUTOR may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position and the name and title of the representative who will represent such party. Within ten (10) days of the delivery of the Notice of Dispute, the parties' respective representatives shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this paragraph.

              ii. Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein (including, without limitation, any claims for indemnification pursuant to section 17 hereof and any statutory or common law claim), if not settled by negotiation as provided in paragraph (a) of this section 25(b), shall be settled by arbitration in New York, New York, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators. Either party may initiate arbitration twenty
(20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other party fails to participate in negotiation in accordance with paragraph (i) above. The three arbitrators shall be appointed as provided by CPR Rule 5, Selection of Arbitrators by the parties. The arbitrators shall have no power to add or detract from the agreements of the parties and shall not have the authority to make any ruling or award that does not conform to the terms and conditions of this Agreement or the applicable law. Without limitation of the foregoing, the arbitrators shall have no power to terminate this Agreement other than in accordance with its terms and shall have no power to grant any license not expressly granted by this Agreement. The arbitrators shall have no authority to award punitive damages. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

              iii. Each party shall have discovery rights as provided by the United States Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within sixty (60) days of the initiation of arbitration.

              iv. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parities otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this paragraph (iv) shall not be a basis for challenging the award.

              v. The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

              vi. Each party hereto hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal courts situated in New York (which shall have sole and exclusive jurisdiction thereof), and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Atio USA hereby designates, appoints and empowers Morris M. Sherman, presently having offices at Leonard, Street and Deinard, Suite 2300, 150 South Fifth Street, Minneapolis, Minnesota 55402, as Atio USA's true and lawful agent for service of process to receive and accept on its behalf service of process in any such proceeding brought in any such courts. DISTRIBUTOR hereby designates, appoints and empowers Stuart M. Berkson, P.C., presently having offices at 227 West Monroe Street, Chicago, Illinois, as DISTRIBUTOR's true and lawful agent for service of process to receive and accept on DISTRIBUTOR's behalf service of process in any such proceeding brought in any such courts. Each of the foregoing parties agrees that the failure of the process agent appointed by such person to give notice of process to such person shall not impair or affect the validity of service upon such agent or of any judgment based thereon, and each such person irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such person's address for notice under this Agreement. Nothing herein shall preclude any of the parties hereto from serving process in any other manner or in any other jurisdiction in connection with enforcing an arbitration award hereunder.

27.      Integration

         27.1 This Agreement (and the portions of the Technology Agreement referenced in this Agreement) sets forth the entire agreement and understanding between Atio USA and DISTRIBUTOR regarding the subject matter hereof and supersedes any prior representations, statements, proposals, negotiations, discussions, understandings, or agreements regarding the same subject matter. This Agreement may not be modified or amended except by a writing signed by the party against whom the modification or amendment is sought to be enforced.

28.      Escrow

         28.1 Upon transfer of the AtioCALL Products Rights to AtioUSA pursuant to the Technology Agreement, the parties shall enter into an independent escrow arrangement that provides, among other things, for the release of the source code to the CyberCall Product to DISTRIBUTOR in the event that Atio USA either
(i) is unable or unwilling to timely support or maintain the CyberCall Products,
(ii) is no longer in the business contemplated by this Agreement, (iii) ceases to exist in its present corporate form, or (iv) files or has filed against it a petition of bankruptcy (and such petition is not discharged within ninety (90) days of date of filing), or is adjudicated bankrupt, or otherwise becomes subject to any proceeding under applicable bankruptcy or insolvency laws which would not permit Atio USA to meet its obligations under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTURIAN SOFTWARE ENTERPRISES, INC.           ATIO CORPORATION
                                               INTERNATIONAL, INC.

By /s/ Ilan Sharon                             By /s/ Willem Ellis

Its President                                  Its /s/ Chairman

                                   SCHEDULE I
                             THE CYBERCALL PRODUCTS

1.       CyberCall Products

                                   SCHEDULE II


                            CYBERCALL PRODUCT PRICES

Discounts: Atio International will receive a 90% discount from the then current Manufacturer's suggested Retail Price for Cybercall ( "MSRP") on sales in Africa and an 80% discount from MSRP on all sales other than those made in Africa. In order to meet the demands of a particular market or country the parties may agree to mutually to establish different pricing or discounts.


Atio USA Annual Maintenance Fee

         Atio USA's suggested end user fee for annual maintenance agreements with respect to the CyberCall Products will be mutually agreed to by the parties but no less than ten percent (10%) of the Atio USA suggested end user price of the CyberCall Product in effect at the commencement of the annual maintenance period. An end user customer who failed to purchase an annual maintenance agreement for the CyberCall products commencing upon the expiration of the manufacturer's warranty or who has failed to renew annual maintenance may not thereafter purchase an annual maintenance agreement without first paying to Atio USA the amount of maintenance fees such customer would have paid if it had kept its annual maintenance agreement in effect continuously.

Nothing in this Schedule shall in any way govern the prices to be charged by the Distributor, its Dealers, or any other party for sales of the Software, Software Maintenance Agreements or related services, all such resellers being free to determine the prices at which they will sell such products and services.

                                  SCHEDULE III

                                    CYBERCALL

                           SOFTWARE LICENSE AGREEMENT

         1. Grant of License. Atio Corporation USA, Inc. ("Atio USA") hereby grants to Licensee a non-exclusive, non-transferable and non-assignable license to use the CyberCall computer software and associated user documentation which accompany this Agreement (all referred to herein as the "Licensed Software") in accordance with the terms and conditions of this Agreement.

         2. Scope of Permitted Use. Throughout the term of this License Agreement, Licensee shall have the right to use the Licensed Software for Licensee's own business purposes for the number of seats for which a license fee is paid. Licensee may make only such copies of the Licensed Software as are reasonably necessary for Licensee's own use and archival or backup purposes.

         3. WARRANTY DISCLAIMER. THE LICENSED SOFTWARE IS FURNISHED BY ATIO USA AND DISTRIBUTOR AND ACCEPTED BY LICENSEE "AS IS," WITHOUT ANY WARRANTY WHATSOEVER. ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ARE SPECIFICALLY EXCLUDED AND DISCLAIMED. NEITHER ATIO USA NOR DISTRIBUTOR DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET LICENSEE'S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE, AS BETWEEN ATIO USA AND DISTRIBUTOR AND LICENSEE, THE ENTIRE RISK AS TO THE SELECTION, QUALITY AND PERFORMANCE OF THE LICENSED SOFTWARE IS WITH LICENSEE.

         4. LIMITATION OF LIABILITY. IN NO EVENT WILL ATIO USA OR DISTRIBUTOR BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY LOST PROFITS, LOST SAVINGS, LOST DATA, OR OTHER SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED BY ATIO USA OR DISTRIBUTOR UNDER THIS AGREEMENT OR THE USE THEREOF, EVEN IF EITHER ATIO USA OR DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND THE AGGREGATE LIABILITY OF ATIO USA AND DISTRIBUTOR UPON ANY CLAIMS HOWSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PRODUCTS OR SERVICES FURNISHED OR TO BE FURNISHED BY ATIO USA AND DISTRIBUTOR UNDER THIS AGREEMENT WILL IN ANY EVENT BE ABSOLUTELY LIMITED TO THE AMOUNT PAID TO ATIO USA OR DISTRIBUTOR UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL OPERATE TO RELIEVE ATIO USA OR DISTRIBUTOR

FROM LIABILITY FOR ITS OWN WILLFUL OR WANTON RECKLESSNESS OR INTENTIONAL TORTS.

         5. Proprietary Expression and Information. Atio USA or its licensor claims copyright ownership of the Licensed Software, and that the ideas, procedures, processes, systems, methods of operation, and concepts embodied within the Licensed Software are trade secret information of Atio USA or its licensor. This license is not a sale of a copy of the Licensed Software and does not render Licensee the owner of a copy of the Licensed Software. Ownership of the Licensed Software and all components and copies thereof shall at all times remain with Atio USA or its licensor, regardless of who may be deemed the owner of the tangible media in or on which the Licensed Software may be copied, encoded or otherwise fixed.

         6. Restrictions Upon Duplication, Reverse Engineering and Disclosure. Any copy of the Licensed Software made by Licensee must bear the same copyright and other proprietary notices that appear on the copy furnished to Licensee by Atio USA. Except to the extent such a restriction is preempted by applicable law, Licensee will not attempt to "reverse engineer" the Licensed Software, nor shall Licensee permit any other person to do so. Licensee will make reasonable efforts to prevent any unauthorized copying of the Licensed Software or disclosure or use of Atio USA's or Atio USA's licensor's trade secret information, and Licensee will advise its employees who are permitted access to the Licensed Software of the restrictions upon duplication, reverse engineering, disclosure and use contained in this Agreement. Licensee will be liable for any unauthorized copying, reverse engineering and/or disclosure by its employees or agents.

         7. Restriction upon Transfer. Licensee will not lease, rent, sell, pledge, assign, sublicense, loan or otherwise transfer to any third party any part of the Licensed Software or any copy thereof or any of Licensee's rights under this Agreement without the prior written consent of Atio USA.

         8. Termination. The license hereby granted will terminate automatically and immediately in the event that: a) Licensee violates any of the provisions of paragraphs 2, 6 or 7 above. In the event of termination, Licensee will, within fifteen (15) days, either return all copies of the Licensed Software to Atio USA or destroy the same and certify to Atio USA in writing that all copies not returned to Atio USA have been destroyed.

         9. Non-Waiver. The failure by either party at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or in equity, or to exercise any option herein provided, shall not constitute a waiver of such provision, right, remedy or option or in any way affect the validity of this Agreement. The waiver of any default by either party shall not be deemed a continuing waiver, but shall apply solely to the instance to which such waiver is directed.

         10. Severability and Choice of Law. Every provision of this Agreement shall be construed, to the extent possible, so as to be valid and enforceable. If any provision of this Agreement so construed is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, such provision shall be deemed severed from this Agreement, and all other provisions shall remain in full force and effect. This Agreement shall in all respects be governed by and interpreted, construed and enforced in accordance with the laws of the United States of America and the state of Minnesota. Any action between Atio USA and Distributor and Licensee will be venued in a state or federal court situated within the state of Minnesota, and Licensee irrevocably submits itself to the personal jurisdiction of such courts for such purpose.

         11. Assignment and Binding Effect. Atio USA may assign, delegate and/or otherwise transfer this Agreement or its rights and obligations hereunder to any person or entity which purchases or otherwise succeeds to the business of Atio USA to which this Agreement pertains. Licensee may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of Atio USA. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between Atio USA and Licensee regarding the subject matter hereof and supersedes any prior representations, advertisements, statements, proposals, negotiations, discussions, understandings, or agreements regarding the same subject matter. This Agreement may not be modified or amended except by a writing signed by the party against whom the same is sought to be enforced.


Atio Corporation USA, Inc.               ______________________________________
                                                      (Licensee)

Number of Concurrent Seats  ______       By ___________________________________

                                         Its __________________________________

                                         Date _________________________________

                                   SCHEDULE IV

                  PARTIES AUTHORIZED BY ATIO INT. TO ENGAGE IN
              SPECIFIED ACTIVITIES OUTSIDE OR WITHIN THE TERRITORY


Atio Corporation Europe

Atio Corporation Asia Pacific

Atio Corporation Pty

Atio Corporation Hong Kong